Exhibit 10.20

DATED 24th MARCH 2014

(1) ADAPTIMMUNE LIMITED

and

(2) HELEN TAYTON-MARTIN

SERVICE AGREEMENT

Penningtons Manches LLP

9400 Garsington Road

Oxford Business Park

Oxford

OX4 2HN

Tel: +44 (0)1865 722106

Fax: +44 (0)1865 201012

Table of Contents

1.	INTERPRETATION	3

2.	APPOINTMENT	4

3.	DURATION AND WARRANTIES	4

4.	SCOPE OF THE EMPLOYMENT	5

5.	HOURS AND PLACE OF WORK	7

6.	REMUNERATION	7

7.	PENSION AND OTHER BENEFITS	7

8.	EXPENSES	8

9.	HOLIDAY	9

10.	INCAPACITY	9

11.	DEDUCTIONS	10

12.	RESTRICTIONS ON OTHER ACTIVITIES BY THE EXECUTIVE	11

13.	CONFIDENTIALITY	11

14.	DATA PROTECTION	13

15.	INVENTIONS AND INTELLECTUAL PROPERTY RIGHTS	13

16.	STATEMENTS	15

17.	TERMINATION OF EMPLOYMENT	15

18.	GARDEN LEAVE	16

19.	DIRECTORSHIP	16

20.	POST TERMINATION OBLIGATIONS OF THE EXECUTIVE	17

21.	AMALGAMATION AND RECONSTRUCTION	19

22.	DISCIPLINARY AND GRIEVANCE PROCEDURES	19

23.	NOTICES	20

24.	ENTIRE AGREEMENT AND FORMER SERVICE AGREEMENT(S)	20

25.	GOVERNING LAW AND JURISDICTION	20

26.	THIRD PARTY RIGHTS	20

27.	GENERAL	20

THIS AGREEMENT is made the 24th day of March 2014

BETWEEN

1                                 ADAPTIMMUNE LIMITED, a company incorporated and registered in England and Wales under company number 6456741 whose registered office is at 91 Milton Park, Abingdon, Oxfordshire OX14 4RY (“the Company”);

2                                 HELEN TAYTON-MARTIN, of 17 Ermin Close, Baydon, Marlborough, Wiltshire SN8 2JQ (“the Executive”)

The Board have approved the terms of this Agreement under which the Executive is to be employed.

1.                                      INTERPRETATION

1.1                               In this Agreement the following words and expressions have the following meanings unless inconsistent with the context:

the “Board”	means the board of directors from time to time of the Company and includes any committee of the board of directors duly appointed by it;

the “Companies Acts”	means the Companies Act 1985, the Companies Act 1989 and the Companies Act 2006;

“Competitor or Potential Competitor”

any organisation involved in the discovery, development and application of TCR or T Cell technologies or competing with any other aspect of the Company’s business where such competition is based on technologies being developed or applied by the Company from time to time and in which the Executive has been substantially involved in the 12 months prior to any approach or attempt to solicit;

the “Employment”	means the Executive’s employment under this Agreement;

the “ERA”	means the Employment Rights Act 1996;

“Group Company”

means any firm, company, corporation or other organisation which is a holding company from time to time of the Company or any subsidiary from time to time of the Company or any such holding company (for which purpose the expressions ‘holding company’ and ‘subsidiary’ shall have the meanings given to them by Section 1159 Companies Act 2006);

“Intellectual Property Rights”

means patents, rights to inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

“Pre-Contractual Statement”

means any undertaking, promise, assurance, statement, representation or warranty (whether in writing or not) of any person relating to the Employment which is not expressly set out in this Agreement; and

the “Regulations”	means the Working Time Regulations 1998.

1.2                               References to clauses, sub clauses and schedules are, unless otherwise stated, references to clauses and sub clauses of and schedules to this Agreement.

1.3                               The headings to the clauses are for convenience only and shall not affect the construction or interpretation of this Agreement.

1.4                               References to persons shall include bodies corporate, unincorporated associations and partnerships.

1.5                               Reference to any gender includes a reference to all other genders.

1.6                               Words and expressions defined in or for the purpose of the Companies Acts shall have the same meaning unless the context otherwise requires.

2.                                      APPOINTMENT

The Company shall employ the Executive and the Executive agrees to serve the Company as Chief Operating Officer of the Company on and subject to the terms and conditions in this Agreement.

3.                                      DURATION AND WARRANTIES

3.1                               The Employment commenced on 1 July 2008 (the “Commencement Date”) and, subject to clause 18, shall continue until terminated by either party giving to the other not less than 6 months’ notice in writing.

3.2                               The Company shall be entitled at its sole and absolute discretion lawfully to terminate the Executive’s employment at any time and with immediate effect by written notification to the Executive and to pay within one month following the date of such termination a payment in lieu of notice (“PILON”) to the Executive. For the avoidance of doubt, the termination of the Executive’s employment shall be effective on such written notification and shall not be deferred until the PILON is paid. The total PILON will be equal to the basic salary due under clause 6.1 which the Executive would have been entitled to receive under this Agreement during the notice period referred to at clause 3.1 (or, if notice has already been given, during the remainder of such notice period) subject to statutory deductions.

3.3                               Notwithstanding clause 3.2, the Executive shall not be entitled to any PILON if the Company would otherwise have been entitled to terminate the Executive’s employment without notice in accordance with clause 18.1 In that case the Company shall also be entitled to recover from the Executive any PILON already made.

3.4                               The Executive represents and warrants that, in entering into and performing her duties under this Agreement:

3.4.1                                             she is not subject to any restriction that might hinder or prevent her from performing any of her duties in full;

3.4.2                                             she will not be in breach of any other contract of employment or any other obligation to any third party; and

3.4.3                                             this Employment is and shall remain her sole and exclusive employment.

3.5                               The Executive further warrants that she has no unspent criminal convictions and has never been disqualified from being a company director.

4.                                      SCOPE OF THE EMPLOYMENT

4.1                               Save as specifically agreed with the Chief Executive Officer, the Executive shall:

4.1.1                                             devote the whole of her time, attention, ability and skills to her duties;

4.1.2                                             faithfully and diligently perform such duties and exercise such powers consistent with her position as may from time to time be assigned to or vested in her by the Board;

4.1.3                                             obey all reasonable and lawful directions of the Board;

4.1.4                                             comply with all the Company’s articles of association, rules, regulations, policies and procedures and all provisions of any relevant shareholders agreement (if applicable) from time to time in force;

4.1.5                                             comply with the general duties of directors set out in sections 171-177 of the Companies Act 2006, as well as any other applicable common law or statutory duties owed by directors to their company;

4.1.6                                             exercise her duties in compliance with the requirements of the Bribery Act 2010 and use all reasonable endeavours to assist the Company in preventing bribery from being conducted on its behalf in contravention of that Act.

4.1.7                                             at all times act in the best interests of the Company and use her best endeavours to promote and protect the interests of the Company, any of its Group Companies and their employees;

4.1.8                                             keep the Board at all times promptly and fully informed (in writing if so requested) of her conduct of the business of the Company and any Group Company and provide such explanations in connection with such conduct as the Board may from time to time require; and

4.1.9                                             act as a model for all other employees of the Group.

4.2                               Subject to clause 4.3 the Company reserves the right to assign the Executive duties of a different nature on a permanent or temporary basis either in addition to or instead of those referred to in clause 4.1 above, it being understood that she will not be assigned duties which she cannot reasonably perform or which are inconsistent with her position and status.

4.3                               During any period of notice of termination (whether given by the Company or the Executive), the Company shall be at liberty to assign the Executive such other duties consistent with her status, role and experience as the Company shall determine in its absolute discretion.

4.4                               The Executive shall not, without the prior consent of the Chief Executive Officer:-

4.4.1                                             on behalf of the Company, incur any capital expenditure in excess of such sum as may be authorised from time to time; and

4.4.2                                             on behalf of the Company, enter into any commitment, contract or arrangement otherwise than in the normal course of business or outside the scope of her normal duties, or of an unusual, onerous or long term nature;

4.4.3                                             engage or employ any person; or

4.4.4                                             dismiss any employee of the Company or any Group Company.

4.5                               The Executive shall if and so long as the Company requires without further remuneration:

4.5.1                                             carry out her duties as instructed by the Company on behalf of any Group Company; and

4.5.2                                             act as a director, officer or consultant of the Company and/or any Group Company.

4.6                               The Executive confirms that she has disclosed to the Company all circumstances in respect of which there is, or there might be, a conflict or possible conflict of interest between the Company or any Group Company and the Executive and she agrees to disclose fully to the Company any such circumstances that might arise during the Employment. For the avoidance of doubt, this includes but is not limited to, disclosing to the Company any activity by a third party or the Executive himself which might reasonably be expected to harm the Company or its business.

4.7                               The Executive shall disclose to the Chief Executive Officer any direct or indirect approach or solicitation by any Competitor or Potential Competitor intended to encourage her to terminate her employment.

5.                                      HOURS AND PLACE OF WORK

5.1                               The Executive shall be required to work such hours as are necessary for the proper performance of her duties.

5.2                               The Executive agrees that in her capacity as Chief Operating Officer she may choose or determine the duration of her working time and that the working time limits set out in Part II of the Regulations do not apply to the Employment.

5.3                               The Executive’s principal place of work will be in the Company’s offices at Milton Park, Abingdon, or any such place within 20 miles of Oxford as the Company shall from time to time direct. The Executive will be given reasonable notice of any change in her place of work.

5.4                               The Executive may be required to travel throughout the United Kingdom and overseas in the performance of her duties.

6.                                      REMUNERATION

6.1                               The Company shall pay to the Executive a basic salary at the rate of £160,000 per annum, payable by equal monthly instalments in arrears, by credit transfer to a bank account nominated by the Executive.

6.2                               The Executive’s salary will be reviewed annually by the Board in its absolute discretion in December of each year commencing December 2014. Any increase in salary will take effect from 1 January each year.

6.3                               Subject always to the rules of the Company Share Option Scheme from time to time in force (the “Share Scheme”) and to the Executive’s eligibility to participate in the Share Scheme, the Executive may at the absolute discretion of the Company be entitled to share options under the Share Scheme. Where the Employment is terminated for whatever reason and whether or not in breach of contract she shall not be entitled, and by applying for an option the Executive shall be deemed irrevocably to have waived any entitlement, by way of compensation for loss of office or otherwise to any sum or other benefits to compensate her for the loss of any rights under the Share Scheme.

7.                                      PENSION AND OTHER BENEFITS

7.1                               The Company will comply with the employer pension duties in respect of the Executive in accordance with Part 1 of the Pensions Act 2008. The Executive will be entitled to become a member of the Company’s Group Personal Pension Scheme, subject always to the rules of the scheme from time to time.

7.2                               The Company reserves the right to vary the benefits payable under the Company Pension or, terminate, or substitute another pension scheme for the existing Company Pension at anytime.

7.3                               The Company Pension is not a contracted-out scheme for the purpose of the Pensions Schemes Act 1993.

7.4                               The Executive shall be eligible to participate in the private health care scheme and permanent health insurance schemes which the Company may maintain for the benefit of its senior executives (the “Schemes”)

subject to the rules of the Schemes and the terms of any related policy of insurance from time to time in force. This is for information only and should not be regarded as any guarantee of benefits which may be paid under the Scheme.

7.5                               The Company reserves the right, at its absolute discretion, to change the Schemes providers, to amend the terms of the Schemes (including but not limited to the level of benefits), to terminate the Schemes without replacement, to substitute another scheme for either of the Schemes and to remove the Executive from membership of either or both Schemes.

7.6                               The Company shall be under no obligation to make any payment under either Scheme to the Executive unless and until it has received the relevant payment from the Scheme’s provider. If any Scheme provider refuses for any reason (whether based on its own interpretation of the terms of the insurance policy or otherwise) to provide any benefits to the Executive, the Company shall not be liable to provide replacement benefits itself or any compensation in lieu and shall be under no obligation to pursue a claim for unpaid benefits on behalf of the Executive against the Schemes’ provider.

7.7                               The Company reserves the right to terminate the Executive’s employment, where it has good cause to do so (including but not limited to where the Executive is redundant or has committed misconduct), notwithstanding that the Executive is receiving benefits under either Scheme and that such termination may result in those benefits being discontinued. The Executive agrees that she shall have no claim against the Company for damages in respect of the loss of benefits under either Scheme in such circumstances.

7.8                               In the event that the Executive is absent by reason of ill-health she will continue to co-operate with and act in good faith towards the Company including but not limited to staying in regular contact with the Company and providing it with such information about their health, prognosis and progress as the Company may require.

7.9                               In accordance with the current rules of each Scheme, participation in either Scheme is subject to the condition that the Executive has notified the Company on or before the commencement of the Employment of any pre-existing medical conditions that she may have.

7.10                        If the Executive is receiving benefits under either Scheme:

7.10.1                                      she shall resign as a director of the Company if so requested by the Company; and

7.10.2                                      the Company shall be entitled to appoint a replacement to perform all or any of the Executive’s duties on either a temporary or permanent basis.

8.                                      BONUS

8.1                               The Company may in its absolute discretion pay the Executive a bonus of such amount, at such intervals and subject to such conditions as the Company may in its absolute discretion determine from time to time.

8.2                               Any bonus payment to the Executive shall be purely discretionary and shall not form part of the Executive’s contractual remuneration under this

Agreement. If the Company makes a bonus payment to the Executive in respect of a particular financial year of the Company, it shall not be obliged to make subsequent bonus payments in respect of subsequent financial years of the Company.

8.3                               Notwithstanding clause 8.2, the Executive shall in any event have no right to a bonus or a time-apportioned bonus if:

8.3.1                                             she has not been employed throughout the whole of the relevant financial year of the Company; or

8.3.2                                             her employment terminates for any reason or she is under notice of termination (whether given by the Executive or the Company) at or prior to the date when a bonus might otherwise have been payable.

9.                                      EXPENSES

The Company shall reimburse the Executive in respect of all expenses reasonably incurred by her in the proper performance of her duties, subject to the Executive providing such receipts or other evidence that the Company may require.

10.                               HOLIDAY

10.1                        The Executive shall be entitled to receive her normal remuneration for all bank and public holidays normally observed in England and a further 30 working days holiday in each holiday year, being the period from 1 January to 31 December. The Executive may only take her holiday at such times as are agreed with the Chief Executive Officer.

10.2                        In the holiday year in which the Employment terminates, the Executive’s entitlement to holiday shall accrue on a pro-rata basis for each complete month of service during that year.

10.3                        If, on the termination of the Employment, the Executive has exceeded her accrued holiday entitlement, the excess may be deducted from any sums due to her. If the Executive has any unused holiday entitlement, the Board may either require the Executive to take such unused holiday during any notice period or accept payment in lieu. Any payment in lieu shall only be made in respect of holiday accrued in accordance with clause 10.2 above during the Executive’s final holiday year and the Executive shall be deemed to have taken her statutory holiday first, during that year.

10.4                       The Executive may carry forward to the following calendar year up to 5 days’ unused holiday entitlement but she must take any holiday which is carried over before the end of March in that year.

11.                               INCAPACITY

11.1                        Subject to the Executive’s compliance with the Company’s rules from time to time in force regarding sickness notification and doctor’s certificates, and subject to the Company’s right to terminate the Employment for any reason including without limitation incapacity, if the Executive is at any time absent on medical grounds the Company shall pay to the Executive in each calendar year her normal basic salary for a maximum of 13 weeks, followed by a further period of 13 weeks at half her normal basic salary (“Company Sick Pay”).

11.2                        The Company reserves the right to require the Executive to undergo a medical examination by a doctor or consultant nominated by it, at any time including at any stage of absence at the Company’s expense, and the Executive agrees that she will undergo any requisite tests and examinations and will fully co-operate with the relevant medical practitioner and shall authorise him or her to disclose to and discuss with the Company the results of any examination and any matters which arise from it.

11.3                        Payment of Company Sick Pay to the Executive pursuant to clause 11.1 shall be inclusive of any Statutory Sick Pay and any Social Security Sickness Benefit or other benefits to which the Executive may be entitled, whether or not claimed.

11.4                        If the Executive’s absence shall be caused by the actionable negligence of a third party in respect of which damages are recoverable, then all sums paid by the Company shall constitute loans to the Executive, who shall:

11.4.1                                      immediately notify the Company of all the relevant circumstances and of any claim, compromise, settlement or judgement made or awarded;

11.4.2                                      if the Board so requires, refund to the Company such sum as the Board may determine, not exceeding the lesser of:

(a)                                 the amount of damages recovered by her under such compromise, settlement or judgement; and

(b)                                 the sums advanced to her in respect of the period of incapacity.

11.5                        Any actual or prospective entitlement to Company Sick Pay or private medical insurance or long term disability benefits shall not limit or prevent the Company from exercising its right to terminate the Employment in accordance with clauses 3.2 or 18 or otherwise and the Company shall not be liable for any loss arising from such termination.

11.6                        If the Executive is prevented by incapacity from properly performing her duties under this Agreement for a consecutive period of 30 working days the Board may appoint another person or persons to perform those duties until such time as the Executive is able to resume fully the performance of her duties.

12.                               DEDUCTIONS

For the purposes of the ERA, the Executive hereby authorises the Company to deduct from her remuneration any sums due from her to the Company including, without limitation, any overpayments of salary, overpayments of holiday pay whether in respect of holiday taken in excess of that accrued during the holiday year or otherwise, loans or advances made to her by the Company, any fines incurred by the Executive and paid by the Company, the cost of repairing any damage or loss to the Company’s property caused by her and all losses suffered by the Company as a result of any negligence or breach of duty by the Executive.

13.                               RESTRICTIONS ON OTHER ACTIVITIES BY THE EXECUTIVE

13.1                        During the Employment the Executive shall not, without the prior consent of the Board, directly or indirectly be employed, engaged, concerned or interested in any other business or undertaking or be involved in any activity which the Board reasonably considers may be, or become, harmful to the interests of the Company or any Group Company or which might reasonably be considered to interfere with the performance of the Executive’s duties under this Agreement provided that this clause 13.1 shall not prohibit the holding (directly or through nominees) of investments listed on any recognised stock exchange as long as not more than 5 per cent of the issued shares or other securities of any class of any one company shall be so held.

13.2                        Subject to any regulations issued by the Company, the Executive shall not be entitled to receive or obtain directly or indirectly any discount, rebate or commission in respect of any sale or purchase of goods effected or other business transacted (whether or not by her by or on behalf of the Company) and if she (or any firm or company in which she is interested) shall obtain any such discount, rebate or commission, she shall account to the Company for the amount received by her (or a due proportion of the amount received by such company or firm having regard to the extent of her interest in it).

14.                               CONFIDENTIALITY

14.1                        The Executive shall neither during the Employment (except in the proper performance of her duties) nor at any time (without limit) after the termination of the Employment:

14.1.1                                      divulge or communicate to any person, company, business entity or other organisation;

14.1.2                                      use for her own purposes or for any purposes other than those of the Company or any Group Company; or

14.1.3                                      through any failure to exercise due care and diligence, permit or cause any unauthorised disclosure of;

any Confidential Information, provided that these restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through an unauthorised disclosure by the Executive or any other person.

14.2                        For the purposes of this Agreement “Confidential Information” shall mean, in relation to the Company or any Group Company:

14.2.1                                      trade secrets;

14.2.2                                      information relating to research activities, inventions, discoveries, secret processes, designs, know how, technical specifications and processes, formulae, intellectual property rights, computer software, product lines and any other technical information relating to the creation, production or supply of any past, present or future product or service,

14.2.3                                      any inventions or improvements which the Executive may make or discover during the Employment;

14.2.4                                      any information relating to the business or prospective business,

14.2.5                                      details of suppliers, their services and their terms of business,

14.2.6                                      details of customers and their requirements, the prices charged to them and their terms of business,

14.2.7                                      pitching material, marketing plans and sales forecasts of any past, present or future products or services,

14.2.8                                      information relating to the business, corporate plans, management systems, accounts, finances and other financial information, results and forecasts (save to the extent that these are included in published audited accounts),

14.2.9                                      proposals relating to the acquisition or disposal of a company or business or any part thereof;

14.2.10                               proposals for expansion or contraction of activities, or any other proposals relating to the future;

14.2.11                               details of employees and officers and of the remuneration and other benefits paid to them,

14.2.12                               information given in confidence by clients, customers suppliers or any other person;

14.2.13                               any other information which the Executive is notified is confidential; and

14.2.14                               any other information which the Company (or relevant Group Company) could reasonably be expected to regard as confidential, whether or not such information is reduced to a tangible form or marked in writing as “confidential”, including but not limited to, information which is commercially sensitive, which comes into the Executive’s possession by virtue of the Employment and which is not in the public domain and all information which has been or may be derived or obtained from any such information.

14.3                        The Executive acknowledges that all notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listings, databases, codes, designs and drawings and any other documents and material whatsoever (whether made or created by the Executive or otherwise) relating to the business of the Company and any Group Company (and any copies of the same) or which is created or stored on the Company’s or Executive’s equipment and/or systems:

14.3.1                                      shall be and remain the property of the Company or the relevant Group Company; and

14.3.2                                      shall be handed over by the Executive to the Company or the relevant Group Company on demand and in any event on the termination of the Employment and the Executive shall certify that all such property has been so handed over and that no copies or extracts (whether physical or electronic) have been retained (whether directly or indirectly).

14.4                        Clause 14.1 shall only bind the Employee to the extent allowed by law and nothing in this clause shall prevent the Employee from making a statutory disclosure.

15.                               DATA PROTECTION

The Executive consents to the Company holding and processing, both electronically and manually, the data it collects in relation to the Executive in the course of the Employment including, without limitation the Executive’s employment application, references, bank details, appraisals, holiday and sickness records, salary reviews and remuneration details and other records which may include sensitive personal data relating to her health for the purposes of the Company’s administration and management of its employees and its business and for compliance with applicable procedures, laws and regulations and to the transfer, storage and processing by the Company of such data in the Company’s offices outside the European Economic Area.

16.                               INVENTIONS AND INTELLECTUAL PROPERTY RIGHTS

16.1                        For the purposes of this clause 16 the following definitions apply:

16.1.1                                      “Employment Inventions” means any Invention which is made wholly or partially by the Executive at any time during the course of her duties to the Company (whether or not during working hours or using Company premises or resources, and whether or not recorded in material form).

16.1.2                                      “Employment IPRs” means Intellectual Property Rights created by the Executive in the course of her employment with the Company (whether or not during working hours or using Company premises or resources).

16.1.3                                      “Invention” means any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.

16.2                        The Executive acknowledges that all Employment IPRs, Employment Inventions and all materials embodying them shall belong to the Company to the fullest extent permitted by law and hereby assigns, (and to the extent not capable of immediate or prospective assignment, agrees to assign) all such Employment IPRs and Employment Inventions to the Company.

16.3                        The Executive acknowledges that, because of the nature of her duties and the particular responsibilities arising from the nature of her duties, she has, and shall have at all times while she is employed by the Company, a special obligation to further the interests of the Company.

16.4                        To the extent that title in any Employment IPRs or Employment Inventions do not belong the Company by virtue of clause 16.2, the Executive agrees, immediately upon creation of such rights and inventions, to offer to the Company in writing a right of first refusal to acquire them on arm’s length terms to be agreed between the parties. If the parties cannot agree on such terms within 30 days of the Company receiving the offer, the Company shall refer the dispute to a mutually acceptable independent expert (or, if agreement is not reached within five Business Days of either party giving notice to the other that it wishes to refer a matter to an independent expert, such independent expert as may be nominated by an appropriate authority, which the parties shall seek in good faith to agree) (the “Expert”). In relation to matters referred to the Expert:

16.4.1                                      the parties are entitled to make submissions to the Expert and will provide (or procure that others provide) the Expert with all such assistance and documents as the Expert may reasonably require for the purpose of reaching a decision. Each party shall with reasonable promptness supply each other with all information and give each other access to all documentation and personnel as the other party reasonably requires to make a submission under this clause;

16.4.2                                      the parties agree that the Expert may in its reasonable discretion determine such other procedures to assist with the conduct of the determination as it considers appropriate;

16.4.3                                      the Expert shall act as an expert and not as an arbitrator. The Expert’s decision shall be final and binding on the parties in the absence of fraud or manifest error; and

16.4.4                                      the Expert’s fees and any costs properly incurred by her in arriving at her determination (including any fees and costs of any advisers appointed by the Independent Expert) shall be borne by the parties in equal shares or in such proportions as the Independent Expert shall direct.

The Executive agrees that the provisions of this clause 16 shall apply to all Employment IPRs and Employment Inventions offered to the Company under this clause 16.4 until such time as the Company has agreed in writing that the Executive may offer them for sale to a third party.

16.5                        The Executive agrees:

16.5.1                                      to give the Company full written details of all Employment Inventions and Employment IPRs which relate to or are capable of being used in the business of the Company or any Group Company promptly on their creation;

16.5.2                                      at the Company’s request and in any event on the termination of her employment to give to the Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment IPRs;

16.5.3                                      not to attempt to register any Employment IPR nor patent any Employment Invention unless requested to do so by the Company; and

16.5.4                                      to keep confidential each Employment Invention and Employment IPR unless the Company has consented in writing to its disclosure by the Executive.

16.6                        The Executive waives all her present and future moral rights which arise under sections 77 and 80 of the Copyright Designs and Patents Act 1988, and all similar rights in other jurisdictions relating to any copyright work which forms part of the Employment IPRs, and agrees not to support, maintain nor permit any claim for infringement of moral rights in such copyright works.

16.7                        The Executive acknowledges that, except as provided by law, no further remuneration or compensation other than that provided for in this agreement is or may become due to the Executive in respect of her compliance with this clause 16. This is without prejudice to the Executive’s rights under the Patents Act 1977.

16.8                        The Executive undertakes to execute all documents and do all acts both during and after her employment by the Company as may, in the opinion of the Board, be necessary or desirable to vest the Employment IPRs in the Company, to register them in the name of the Company and to protect and maintain the Employment IPRs and the Employment Inventions. Such documents may, at the Company’s request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment IPRs. The Company agrees to reimburse the Executive’s reasonable expenses of complying with this clause 16.8.

16.9                        The Executive agrees to give all assistance reasonably requested by the Company to enable it to enforce its Intellectual Property Rights against third parties, to defend claims for infringement of third party Intellectual Property Rights and to apply for registration of Intellectual Property Rights, where appropriate throughout the world, and for the full term of those rights.

16.10                 The Executive hereby irrevocably appoints the Chief Financial Officer of the Company (from time to time) to be her attorney to execute and do any such instrument or thing and generally to use her name for the purpose of giving the Company or its nominee the benefit of this clause 16. The Executive acknowledges in favour of a third party that a certificate in writing signed by any Director or the Secretary of the Company that any instrument or act falls within the authority conferred by this clause 16 shall be conclusive evidence that such is the case.

17.                               STATEMENTS

17.1                        The Executive shall not make, publish (in any format) or otherwise communicate any derogatory statements, whether in writing or otherwise, at any time either during her Employment or at any time after its termination in relation to the Company, any Group Company or any of its or their officers or other personnel.

17.2                        The Executive shall not make any statements to the press or other media in connection with the Company and/or any Group Company at any time either during or after the Employment without the prior consent of the Chief Executive Officer.

18.                               TERMINATION OF EMPLOYMENT

18.1                        The Company may terminate the Employment immediately by notice in writing if the Executive shall have:

18.1.1                                      committed any serious breach or repeated or continued breach of her obligations under this Agreement; or

18.1.2                                      been guilty of conduct tending to bring her or the Company or any Group Company into disrepute; or

18.1.3                                      become bankrupt or had an interim order made against her under the Insolvency Act 1986 or compounded with her creditors generally; or

18.1.4                                      failed to perform her duties to a satisfactory standard; or

18.1.5                                      been disqualified from being a director by reason of any order made under the Companies Directors Disqualification Act 1986 or any other enactment; or

18.1.6                                      been convicted of an offence under any statutory enactment or regulation (other than a motoring offence for which no custodial sentence is given); or

18.1.7                                      during the Employment, committed any material breach of clauses 13, 14 and/or 16.

Any delay by the Company in exercising such right of termination shall not constitute a waiver thereof.

18.2                        The Company reserves the right to suspend the Executive on full pay for so long as it may think fit in order to conduct any disciplinary investigation into any alleged acts or omissions by the Executive.

19.                               GARDEN LEAVE

19.1                        During any period of notice of termination (whether given by the Company or the Executive), the Company shall be under no obligation to assign any duties to the Executive and shall be entitled to exclude her from its premises, and require the Executive not to contact any customers, suppliers or employees provided that this shall not affect the Executive’s entitlement to receive her normal salary and contractual benefits. During any such period of exclusion the Executive will continue to be bound by all the provisions of this Agreement and shall at all times conduct herself with good faith towards the Company.

20.                               DIRECTORSHIP

20.1                        If (a) the Company shall remove the Executive from the office of Director of the Company or (b) under the Articles of Association for the time being of the Company the Executive shall be obliged to retire by rotation or otherwise and the Company in general meeting shall fail to re-elect the Executive as a Director of the Company (either such case being referred to in this clause 20.1 as an “Event”), then the Executive’s employment under this Agreement shall automatically terminate with effect from the date of the Event.

20.2                        On the termination of the Employment (however arising) or on either the Company or the Executive having served notice of such termination, the Executive shall:

20.2.1                                      at the request of the Company resign as a Director of the Company and from all offices held by her in any Group Company and shall transfer without payment to the Company or as the Company may direct any nominee shares provided by it, provided however that such resignation shall be without prejudice to any claims which the Executive may have against the Company or any Group Company arising out of the termination of the Employment; and

20.2.2                                      immediately deliver to the Company all materials within the scope of clause 14.3 and all credit cards, motor cars, car keys and other property of or relating to the business of the Company or of any Group Company which may be in her possession or under her power or control, and if the Executive should fail to do so the Company is hereby irrevocably authorised to appoint another person to sign any documents and/or do any other things necessary on her behalf in order to give effect to the Executive’s undertaking in this clause 20.2.

20.3                        The appointment of the Executive as a director of the Company or any Group Company is not a term of this Agreement and the Company reserves the right to remove the Executive from any such directorship at any time and for any reason. Where the Company exercises this right, this shall not amount to a breach of this Agreement and shall not give rise to a claim for damages or compensation.

21.                               POST TERMINATION OBLIGATIONS OF THE EXECUTIVE

21.1                        For the purposes of this clause 21 the following definitions apply:

21.1.1                                      “Restricted Business” means any business (as defined by the technologies from time to time developed and applied by the Company or any Group Company, such technologies at the date of the Agreement being TCR or T Cell technologies) carried out by the Company or any Group Company or which the Company or and Group Company intends to carry out at the Termination Date, in each case with which the Executive was involved to a material extent during the twelve months immediately preceding the Termination Date;

21.1.2                                      “Restricted Customer” means any person, firm, company or other organisation who, at any time during the twelve months immediately preceding the Termination Date was a customer of or in the habit of dealing with the Company or any Group Company and with whom the Executive had personal dealings in the course of her employment or for whom the Executive was responsible on behalf of the Company or any Group Company during that period;

21.1.3                                      “Restricted Employee” means any person who, at the Termination Date, was employed as an employee of the Company or Group Company who could materially damage the interests of the Company or any Group Company if he became employed in any competing business and with whom the Executive worked closely or was responsible for in the twelve months immediately preceding the Termination Date;

21.1.4                                      “Restriction Date” means the earlier of the Termination Date and the start of any period of Garden Leave in accordance with Clause 19;

21.1.5                                      “Termination Date” means the date of termination of the Employment (howsoever caused).

21.2                        The Executive acknowledges that by reason of the Employment she will have access to trade secrets, confidential information, business connections and the workforce of the Company and the Group Companies and that in order to protect their legitimate business interests it is reasonable for her to enter into these post termination restrictive covenants and, the Executive agrees that the restrictions contained in this clause 21 (each of which constitutes an entirely separate, severable and independent restriction) are reasonable.

21.3                        Reference in this clause 21.3 to “the Company” shall apply as though there were included reference to any relevant Group Company. The Executive covenants with the Company for itself and as trustee and agent for each Group Company that she will not without the prior written consent of the Company:

21.3.1                                      for twelve months after the Restriction Date solicit or endeavour to entice away from the Company the business or custom of a Restricted Customer with a view to providing goods or services in competition with any Restricted Business;

21.3.2                                      for twelve months after the Restriction Date provide goods or services to, or otherwise have any business dealings with, any Restricted Customer in the course of any business concern which is in competition with any Restricted Business;

21.3.3                                      for twelve months after the Restriction Date in the course of any business concern which is in competition with any Restricted Business offer to employ or engage or otherwise endeavour to entice away from the Company any Restricted Employee;

21.3.4                                      for twelve months after the Restriction Date be engaged or concerned in any capacity in any business concern which is competition with the Restricted Business.

21.4                        For the avoidance of doubt, nothing in this clause 21 shall prevent the Executive from:

21.4.1                                      holding as an investment by way of shares or other securities not more that 5% of the total issued share capital of any company listed on a recognised stock exchange; or

21.4.2                                      being engaged or concerned in any business concern where the Executive’s work or duties relate solely to geographical areas where the business concern is not in competition with the Restricted Business; or

21.4.3                                      being engaged or concerned in any business concern where the Executive’s work or duties relate solely to services or activities of a kind with which the Executive was not concerned to a material extent in twelve months before the Termination Date.

21.5                        The obligations undertaken by the Executive pursuant to this clause 21 extend to her acting not only on her own account but also on behalf of any other firm, company or other person and shall apply whether she acts directly or indirectly.

21.6                        The Executive hereby undertakes with the Company that she will not at any time after the termination of the Employment in the course of carrying on any trade or business, claim, represent or otherwise indicate any present association with the Company or any Group Company or for the purpose of carrying on or retaining any business or custom, claim, represent or otherwise indicate any past association with the Company or any Group Company to its detriment.

21.7                        While the restrictions in this clause 21 are considered by the parties to be reasonable in all the circumstances, it is agreed that if any such restrictions, by themselves, or taken together, shall be found to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or any Group Company but would be considered reasonable if part or parts of the wording of such restrictions were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and effective.

21.8                        If the Executive accepts alternative employment or engagement with any third party during the period of any of the restrictions in this clause 21 she will provide the third party with full details of these restrictions.

22.                               AMALGAMATION AND RECONSTRUCTION

22.1                        If the Company is wound up for the purposes of reconstruction or amalgamation the Executive shall not as a result or by reason of any termination of the Employment or the redefinition of her duties within the Company or any Group Company arising or resulting from any reorganisation of the Group have any claim against the Company for damages for termination of the Employment or otherwise so long as she shall be offered employment with any concern or undertaking resulting from such reconstruction, reorganisation or amalgamation on terms and conditions no less favourable to the Executive than the terms contained in this Agreement.

22.2                        If the Executive shall at any time have been offered but shall have unreasonably refused or failed to agree to the transfer of this Agreement by way of novation to a company which has acquired or agreed to acquire the whole or substantially the whole of the undertaking and assets or not less than 50 per cent of the equity share capital of the Company the Company may terminate the Employment by such notice as is required by s.86 of the ERA within one month of such offer being refused by the Executive.

23.                               DISCIPLINARY AND GRIEVANCE PROCEDURES

23.1                        The Company’s Grievance and Disciplinary Procedures will apply to the Executive. Such procedures are non-contractual and the Company reserves the right to leave out any stage of the procedures and failure to follow a procedure (or part of it) shall not constitute a breach of this Agreement.

24.                               NOTICES

24.1                        Any notice or other document to be given under this Agreement shall be in writing and may be given personally to the Executive or to the Secretary of the Company (as the case may be) or may be sent by first class post or by facsimile transmission to, in the case of the Company, its registered office for the time being and in the case of the Executive either to her address shown on the face of this Agreement or to her last known place of residence.

24.2                        Any such notice shall (unless the contrary is proved) be deemed served when in the ordinary course of the means of transmission it would first be received by the addressee in normal business hours. In proving such service it shall be sufficient to prove, where appropriate, that the notice was addressed properly and posted or that the facsimile transmission was dispatched.

25.                               ENTIRE AGREEMENT AND FORMER SERVICE AGREEMENT(S)

This Agreement constitutes the entire agreement between the parties and shall be in substitution for any previous letters of appointment, agreements or arrangements, (whether written, oral or implied), relating to the employment of the Executive, which shall be deemed to have been terminated by mutual consent. The Executive acknowledges that as at the date of this Agreement she has no outstanding claim of any kind against the Company and/or any Group Company and in entering into this Agreement she has not relied on any Pre-Contractual Statement.

26.                               GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and interpreted in accordance with English law and the parties irrevocably agree to the exclusive jurisdiction of the English Courts.

27.                               THIRD PARTY RIGHTS

The Executive and the Company do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Right of Third Parties) Act 1999 by any third party.

28.                               GENERAL

28.1                        There are no collective agreements affecting the terms and conditions of the Executive’s employment.

28.2                        This Agreement constitutes the written statement of the terms of Employment of the Executive provided in compliance with part 1 of the ERA.

28.3                        The Executive agrees to consider diligently and promptly any reasonable changes proposed by the Company to this Agreement and, in particular, will not withhold consent to any changes required as a result of amendments to legislation or current established working practices.

28.4                        The expiration or termination of this Agreement, however arising, shall not operate to affect such of the provisions of this Agreement as are expressed to operate or have effect after that time and shall be without prejudice to any accrued rights or remedies of the parties.

28.5                        The various provisions and sub-provisions of this Agreement are severable and if any provision or any identifiable part of any provision is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining provisions or identifiable parts of them.

Signed as a deed by
HELEN TAYTON-MARTIN
	/s/ H. Tayton-Martin	(signature)

	H. Tayton-Martin	(print name)

in the presence of a Witness	/s/ H.R. Boardman

Signature of Witness

Hilary Boardman

Name of Witness

The Old Post Office

High Street

Childrey

OX12 9UE

Address of Witness

Signed as a deed by	/s/ Bent Jakobsen	(signature)
ADAPTIMMUNE LIMITED
acting by director
	Bent Jakobsen	(print name)

Director

in the presence of a Witness	/s/ H.R. Boardman

Signature of Witness

Hilary Boardman

Name of Witness

The Old Post Office

High Street

Childrey

OX12 9UE

Address of Witness